EXHIBIT 99.1

WORLD AIRWAYS RAISES GUIDANCE
FOR 2004 THIRD QUARTER

Operating Income Forecast Between $11-$13 Million

PEACHTREE CITY, Ga. (September 22, 2004) – World Airways, Inc. (NASDAQ: WLDA) today updated its financial guidance for the quarter ending September 30, 2004. Based on preliminary results, the Company is forecasting that revenues for the 2004 third quarter will be between $125 and $130 million, compared to the previous guidance range of $113 to $123 million. The higher revenue guidance is due to higher-than-anticipated expansion flying associated with the Air Mobility Command (AMC) contract, as well as additional commercial revenues.

World also anticipates that its operating income, originally targeted in the range of $5 to $7 million in the 2004 third quarter, will be between $11 and $13 million. This is due to the increase in revenues as well as lower maintenance expenses during the quarter.

According to Randy Martinez, president and chief executive officer, “This is shaping up to be an outstanding quarter for us, as we anticipate exceeding our previous financial guidance and delivering a stronger-than-expected performance in both military and commercial business.”

Utilizing a well-maintained fleet of international range, wide-body aircraft, World Airways has an enviable record of safety, reliability and customer service spanning more than 56 years. The Company is a U.S. certificated air carrier providing customized transportation services for major international passenger and cargo carriers, the United States military and international leisure tour operators. Recognized for its modern aircraft, flexibility and ability to provide superior service, World Airways meets the needs of businesses and governments around the globe. For more information, visit the Company’s website at www.worldairways.com.

[“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the Company’s periodic reports filed with the SEC (reports are available from the Company upon request). These various risks and uncertainties may cause the Company’s actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of the Company in this release.]

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